Exhibit 99.1

Hawaiian Holdings Inc.

Investor Update

September 16, 2008

Investor Presentation

On September 16, 2008, at 2:00 pm EDT, Hawaiian Holding’s President and Chief Executive Officer will present an investor update at the Calyon Airline Conference 2008.  A webcast of the event and copy of the investor presentation will be made available on the Investor Relations page of the Company’s website.

Fuel Price Trends and Hedging

For the two month period ended August 31, 2008, Hawaiian’s average cost per gallon of jet fuel (including taxes and delivery costs) was $4.02, a 78% increase compared to the comparable period in 2007.  Total fuel expenses during the two month period increased $43.9 million to $95.8 million.  Although spot fuel prices for jet fuel and other crude oil based products have declined from the high levels reached in early July, Hawaiian’s realization of spot prices is lagged because certain of its contracts for fuel supply reflect prior-month or prior-week pricing.  The aforementioned prices do not reflect the impact of Hawaiian’s hedging activity.

During the third quarter, Hawaiian has added additional fuel hedge contracts, including crude oil caps (call options), heating oil swaps, and crude oil/heating oil collars (combination of call option purchases and put option sales).  Based on hedge contracts outstanding as of August 31, 2008 and market fuel prices as of the same date, the Company has recognized net non-operating expenses (including mark-to-market impacts) related to fuel derivative contracts of approximately $5.5 million during the two month period ending August 31, 2008.  Please note that the ultimate recognition of non-operating gains and losses related to fuel derivative contracts during the three months ending September 30, 2008 may vary materially from this amount as a result of changes in Hawaiian’s derivative contract positions and/or changes in underlying commodity prices between August 31 and September 30, 2008.  During the six months ended June 30, 2008 the company recognized non-operating income of $14.5 million related to fuel derivative contracts.

We believe economic fuel expense is the best measure of the effect of fuel prices on our business as it most closely approximates the net cash outflow associated with the purchase of fuel for our operations in a period.  We define economic fuel expense as raw fuel expense adjusted for gains and losses realized through actual cash receipts received from hedge counterparties for fuel hedge derivatives settled in the period, offset by any premium expense we recognized.  Economic fuel expense for the two months ended August 31, 2008 is calculated as follows (in thousands, except per gallon amounts):

Two months ended
August 31, 2008

Raw fuel expense, including taxes and delivery	$95,808
Less realized net gains on settlement of fuel derivative contracts	(1,073)
Economic fuel expense	$94,735
Fuel gallons consumed	23,816
Economic fuel costs per gallon	$3.98

As of August 31, 2008, we have hedged approximately 40%, 22% and 3% of our September 2008, fourth quarter 2008 and first quarter 2009 fuel consumption respectively.